Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

SERIES F FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED

SHARES

(Par Value $1.00 Per Share)

OF

TSAKOS ENERGY NAVIGATION LIMITED

TSAKOS ENERGY NAVIGATION LIMITED, a company organized and existing under the laws of the Islands of Bermuda (hereinafter called the “Company”), does hereby certify that pursuant to authority contained in Sections 3.4 and 27.6 of its Bye-Laws, the Board of Directors of the Company, acting by unanimous written consent dated July 28, 2017 duly adopted a resolution creating a committee of the Board of Directors (the “Committee”) with the power to authorize the issuance of series of preferred shares of the Company, and that the Committee acting by unanimous written consent dated June 21, 2018, has duly adopted a resolution providing for the issuance of a series of preferred shares, of a par value $1.00 per share, of the Company each with the rights set forth in this Certificate of Designations.

Special Terms of the Series F Preferred Shares

Section 1. Designation and Amount: Securities Depository.

(a) Designation Amount. There shall be created from the currently available 11,890,000 Preferred Shares of the Company authorized to be issued pursuant to the Memorandum of Association and the Bye-Laws (each as herein defined), a series of preferred shares, designated as the “Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares,” par value $1.00 per share (the “Series F Preferred Shares”), and the designated number of shares of Series F Preferred Shares shall be 6,210,000, or such greater number as the Board of Directors or a duly authorized committee thereof may determine to issue from time to time.

(b) Securities Depository. The Series F Preferred Shares shall be represented by one or more share certificates issued to the Securities Depository and registered in the name of the Securities Depository or its nominee, and no Holder of the Series F Preferred Shares shall be entitled to receive a share certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Company shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Company to Holders of the Series F Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository.

Section 2. Dividends and Distributions.

(a) Dividends. Dividends on each Series F Preferred Share shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Company pays the dividend or redeems the shares in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series F Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Certificate of Designations, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the then applicable Dividend Rate. If any Dividend Payment Date during the Fixed Rate Period otherwise would fall on a day that is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day without the accumulation of additional dividends or interest. If any Dividend Payment Date during the Floating Rate Period otherwise would fall on a day that is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day and, as a result, the corresponding Dividend Period shall be extended. During the Fixed Rate Period, any dividend payable on the Series F Preferred Shares, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on October 30, 2018 will be in the amount of $0.80486 per Series F Preferred Share). During the Floating Rate Period, any dividend payable on the Series F Preferred Shares, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year and the number of days actually elapsed.

The term “Calculation Agent” means the nationally recognized calculation agent appointed by us prior to July 30, 2028.

The term “Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the first day of the applicable Dividend Period.

The term “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the Original Issue Date to, but excluding, October 30, 2018.

The term “Dividend Rate” shall mean 9.50% of the Stated Liquidation Preference per share during the Fixed Rate Period and a percentage of Stated Liquidation Preference per share equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 6.54% during the Floating Rate Period.

The term “Fixed Rate Period” means the period from and including the Original Issue Date, to, but not including, July 30, 2028.

The term “Floating Rate Period” means the period from, and including, July 30, 2028.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The term “Three-Month LIBOR Rate” shall be calculated for each Dividend Period during the Floating Rate Period and means, on any Dividend Determination Date: (i) the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, as such rate appears on “Reuters Page LIBOR01” as of 11:00 a.m. (London time) on the relevant Dividend Determination Date; or (ii) if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available as of 11:00 a.m. (London time) on the relevant Dividend Determination Date, then the Company shall select four major reference banks in the London interbank market and request that the principal London offices of those four selected banks provide the Company with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three major banks in New York, New York selected by the Company, for loans in U.S. dollars to leading European banks (as selected by the Company), having a three-month maturity and based on a principal amount that is representative of a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Company are not providing quotations in the manner described by this sentence, the Three-Month LIBOR Rate for the applicable Dividend Period will be the same as for the immediately preceding Dividend Period, or, if there was no such Dividend Period, the dividend shall be calculated at the Dividend Rate in effect for the immediately preceding Dividend Period.

Notwithstanding clause (ii) above, if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, the Calculation Agent shall use, as a substitute for LIBOR (the “Alternative Rate”) and for each future Dividend Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent shall, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, Dividend Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Series F Preferred Shares. If the Calculation Agent determines, and following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (x) the Calculation Agent shall have the right to resign as Calculation Agent in respect of the Series F Preferred Shares and (y) the Company shall appoint, in the Company’s sole discretion, a new Calculation Agent to replace the Calculation Agent, solely in its role as Calculation Agent in respect of the Series F Preferred Shares, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations shall be binding on the Company, the Registrar and Transfer Agent and the holders of the Series F Preferred Shares. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR shall be equal to such rate on the Dividend Determination Date when LIBOR was last available on the Reuters Page LIBOR01, as determined by the Calculation Agent.

(b) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series F Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the share transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) for any dividend payment shall be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company’s Bye-laws and this Certificate of Designations. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series F Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series F Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series F Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series F Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest such date. If less than all dividends payable with respect to all Series F Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series F Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series F Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series F Preferred Shares. So long as the Series F Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date.

Section 3. Voting Rights.

(a) General. The Series F Preferred Shares shall have no voting rights except as set forth in this Section 3 or as otherwise provided by the Companies Act.

(b) Right to Elect One Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series F Preferred Shares are in arrears, the Holders of Series F Preferred Shares shall have the right, voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series F Preferred Shares vote as a class for the election of such director). The right of such Holders of Series F Preferred Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series F Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series F Preferred Shares as described above in this Section 3(b). Upon any termination of the right of the Holders of the Series F Preferred Shares and, if applicable, any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Holders and the holders of any such Parity Securities voting as a class shall terminate immediately. Any director elected by the Holders of the Series F Preferred Shares and, if applicable, any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors. A person elected as a director pursuant to the foregoing provisions of this Section 3 shall be removed only by a resolution of the Holders of the Series F Preferred Shares, provided that where the holders of any Parity Securities voted together with the Holders of the Series F Preferred Shares as a class on the resolution for the election of the said person as a director, the holders of such Parity Securities shall also be entitled to vote together with the Holders of the Series F Preferred Shares as a class on any resolution for the removal of such director. Nothing in this Section 3 shall be construed as abrogating the power of the Board of Directors to remove any director for cause.

(c) Other Voting Rights.

(1) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series F Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Memorandum of Association, Bye-laws or this Certificate of Designations, that adversely alters the preferences, powers or rights of the Series F Preferred Shares in any material respect.

(2) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series F Preferred Shares, voting as a single class, the Company may not (x) issue any Parity Securities if the cumulative dividends payable on outstanding Series F Preferred Shares are in arrears or (y) create or issue any Senior Securities.

(d) Voting Power. For any matter described in this Section 3 in which the Holders of the Series F Preferred Shares are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Holders shall be entitled to one vote per Series F Preferred Share. Any Series F Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote and shall not be deemed outstanding for purposes of determining the number of shares of Series F Preferred Shares entitled to vote.

Section 4. Reacquired Shares. Any Series F Preferred Shares may be purchased, redeemed (subject to Section 6 hereof), or otherwise acquired by the Company in any manner whatsoever and may at the option of the Company in its sole discretion be retired and canceled after the acquisition thereof. All such shares if deemed cancelled by the Company, and any of the Series F Preferred Shares which are not issued within 45 days after the Original Issue Date, shall become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors.

Section 5. Liquidation Rights.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of outstanding Series F Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to shareholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event, and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series F Preferred Shares in an amount equal to the Series F Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series F Preferred Shares or any Parity Securities, and (y) the Holders of outstanding Series F Preferred Shares shall be entitled to the Series F Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Shares or any other Junior Securities. Holders of Series F Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such shares, after they have received the Series F Liquidation Preference. The payment of the Series F Liquidation Preference shall be a payment in redemption of the Series F Preferred Shares such that, from and after payment of the full Series F Liquidation Preference, any such Series F Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 5(a) above where the Company’s assets available for distribution to holders of the outstanding Series F Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference for such Series F Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the Series F Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series F Preferred Shares receive a partial payment of their Series F Liquidation Preference, such partial payment shall reduce the Series F Liquidation Preference of their Series F Preferred Shares, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding Series F Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 6. Optional Redemption. The Company shall have the right at any time on or after July 30, 2028 to redeem the Series F Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Company (the “Redemption Date”).

(a) Redemption Price. The Company shall effect any such redemption by paying cash for each Series F Preferred Share to be redeemed equal to the Series F Liquidation Preference for such share on such Redemption Date (the “Redemption Price”). So long as the Series F Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b) Redemption Notice. The Company shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series F Preferred Shares to be redeemed as such Holders’ names appear on the Company’s share transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series F Preferred Shares to be redeemed and, if less than all outstanding Series F Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series F Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c) Effect of Redemption; Partial Redemption. If the Company elects to redeem fewer than all of the outstanding Series F Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series F Preferred Shares shall be allocated correspondingly among the redeemed Series F Preferred Shares. The Series F Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designations.

(d) Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series F Preferred Shares as to which such Redemption Notice shall have been given no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series F Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series F Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on the Company’s share transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series F Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of Series F Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the Holders of the Series F Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series F Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(e) Certificate. Any Series F Preferred Shares that are redeemed or otherwise acquired by the Company, if deemed cancelled by the Company, shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Memorandum of Association and Bye-laws. If only a portion of the Series F Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(f) Redemption Priority. Notwithstanding anything to the contrary in this Section 6, in the event that full cumulative dividends on the Series F Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series F Preferred Shares and any Parity Securities. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series F Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

Section 7. Rank. The Series F Preferred Shares shall be deemed to rank:

(a) Senior. Senior to (i) all classes of Common Shares, (ii) if issued, the Series A Preferred Shares (including any additional Series A Preferred Shares issued after the Original Issue Date), and (iii) any other class or series of share capital established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it is made junior to the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Common Shares as “Junior Securities”);

(b) Parity. On a parity with (i) the Series B Preferred Shares (including any additional Series B Preferred Shares issued after the Original Issue Date); (ii) the Series C Preferred Shares (including any additional Series C Preferred Shares issued after the Original Issue Date); (iii) the Series D Preferred Shares (including any additional Series D Preferred Shares issued after the Original Issue Date); (iv) the Series E Preferred Shares (including any additional Series E Preferred Shares issued after the Original Issue Date; and (v) any class or series of share capital established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior. Junior to (i) all of the Company’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and (ii) any class or series of share capital established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and, subject to Section 3(c)(2) of this Certificate of Designations, Parity Securities from time to time in one or more series without the consent of the holders of the Series F Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each such series of securities.

Section 8. Definitions. As used herein with respect to the Series F Preferred Shares:

(a) “Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Board of Directors” means the board of directors of the Company or any authorized committee thereof.

(c) “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

(d) “Bye-laws” means the bye-laws of the Company, as they may be amended from time to time.

(e) “Certificate of Designations” means this Certificate of Designations relating to the Series F Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designations, the Memorandum of Association, the Bye-Laws and the Companies Act.

(f) “Common Shares” means the common shares of the Company, par value $1.00 per share, and any other outstanding class of common shares of the Company.

(g) “Companies Act” means The Companies Act 1981 of Bermuda, as amended from time to time.

(h) “Company” has the meaning set forth in the introductory paragraph of this Certificate of Designations. For the avoidance of doubt, references to the Company refer to Tsakos Energy Navigation Limited specifically and not to any of its subsidiaries or affiliates, except for purposes of calculating financial items expressly defined herein as calculated on a consolidated basis.

(i) “Dividend Payment Date” means, subject to Section 2(a) of this Certificate of Designations during the Floating Rate Period, each January 30, April 30, July 30 and October 30 of each year, commencing October 30, 2018.

(j) [Intentionally Omitted].

(k) “Dividend Period” means a period of time from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except the initial Dividend Period, which will be the period from, and including, the Original Issue Date to, but excluding, October 30, 2018.

(l) “Dividend Rate” has the meaning set forth in Section 2(a) of this Certificate of Designations.

(m) “Holder” means the Person in whose name the Series F Preferred Shares are registered on the share register of the Company maintained by the Registrar and Transfer Agent.

(n) “Junior Securities” has the meaning set forth in Section 7(a) of this Certificate of Designations.

(o) “Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation, amalgamation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

(p) “Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 5(a) of this Certificate of Designations and with respect to any holder of any class or series of share capital of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of share capital (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of share capital of the Company so provide). For avoidance of doubt, for the foregoing purposes the Series F Liquidation Preference is the Liquidation Preference with respect to the Series F Preferred Shares.

(q) “Memorandum of Association” means the Memorandum of Association of the Company, as it may be amended from time to time in a manner consistent with this Certificate of Designations, and shall include this Certificate of Designations.

(r) “Original Issue Date” means June 28, 2018.

(s) “Parity Securities” has the meaning set forth in Section 7(b) of this Certificate of Designations.

(t) “Paying Agent” means Computershare Inc., acting in its capacity as paying agent for the Series F Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

(u) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

(v) “Preferred Shares” means any of the Company’s share capital, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over shares of the Common Shares, including, without limitation, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

(w) “Record Date” has the meaning set forth in Section 2(b) of this Certificate of Designations.

(x) “Redemption Date” has the meaning set forth in Section 6 of this Certificate of Designations.

(y) “Redemption Notice” has the meaning set forth in Section 6(b) of this Certificate of Designations.

(z) “Redemption Price” has the meaning set forth in Section 6(a) of this Certificate of Designations.

(aa) “Registrar” means Computershare Inc., acting in its capacity as registrar for the Series F Preferred Shares, and its successors and assigns or any other registrar appointed by the Company.

(bb) “Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Company.

(cc) “Senior Securities” has the meaning set forth in Section 7(c) of this Certificate of Designations.

(dd) “Series A Preferred Shares” means the Company’s Series A Junior Participating Preferred Shares, par value $1.00 per share.

(ee) “Series B Preferred Shares” means the Company’s 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share.

(ff) “Series C Preferred Shares” means the Company’s 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share.

(gg) “Series D Preferred Shares” means the Company’s 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share.

(hh) “Series E Preferred Shares” means the Company’s 9.25% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share.

(ii) “Series F Liquidation Preference” means a liquidation preference for each Series F Preferred Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends thereon to (but not including) the date fixed for payment of such amount (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 5 of this Certificate of Designations which does not result in payment in full of the liquidation preference of such Series F Preferred Share.

(jj) “Series F Preferred Shares” has the meaning set forth in Section 1(a) of this Certificate of Designations.

(kk) “Stated Liquidation Preference” means a liquidation preference for each of the Series F Preferred Shares equal to $25.00 per share.

(ll) “Transfer Agent” means Computershare Trust Company, N.A., acting in its capacity as transfer agent for the Series F Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.

For all purposes relevant to this Certificate of Designations: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for share splits, share combinations, share dividends and similar events; and, except as otherwise set forth in this Certificate of Designations, if any event under this Certificate of Designations occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 9. Fractional Shares. No Series F Preferred Shares may be issued in fractions of a share.

Section 10. No Sinking Fund. The Series F Preferred Shares shall not have the benefit of any sinking fund.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series F Preferred Shares as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of the Series F Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Memorandum of Association and Bye-laws or by applicable law.

Section 13. Amendments to Increase Number of Shares Available for Issuance. The Board of Directors or a duly authorized committee thereof may amend and restate this Certificate of Designations from time to time to increase the number of Series F Preferred Shares available for issuance without the approval of the holders of the Series F Preferred Shares.

IN WITNESS WHEREOF, TSAKOS ENERGY NAVIGATION LIMITED has caused this certificate to be signed this 27th day of June, 2018.

TSAKOS ENERGY NAVIGATION LIMITED

By:	/s/ Nikolas P. Tsakos

Nikolas P. Tsakos
Director, President and Chief Executive Officer